Exhibit 2.2
SECURITIES EXCHANGE AGREEMENT
BY AND BETWEEN
LIBRA ALLIANCE CORPORATION
AND
LY HOLDINGS, LLC
DATED AS OF FEBRUARY 12, 2010

SECURITIES EXCHANGE AGREEMENT
     This SECURITIES EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of February 12, 2010, by and between LIBRA ALLIANCE CORPORATION, a Nevada corporation (the “Company”), and LY HOLDINGS, LLC, a Kentucky limited liability company (“LY Holdings”).
RECITALS
     A. LY Holdings holds 100% of the membership interests (the “Lightyear Equity”) in Lightyear Network Solutions, LLC, a Kentucky limited liability company (“Lightyear”).
     B. LY Holdings desires to exchange the Lightyear Equity for the shares of Company Common Stock and Company Preferred Stock (collectively, the “Company Securities”), and the Company desires to exchange the Company Securities for the Lightyear Equity (the “Securities Exchange”);
     C. The Company’s current shareholders will have as of the Closing and prior to the Securities Exchange, 5,505,505 shares of common stock, par value $0.001 per share (the “Company Common Stock”), issued and outstanding and no other securities issued and outstanding. As soon as possible after the Closing, (i) the Company will amend its Articles of Incorporation to increase its authorized shares from 20,000,000 to 70,000,000 shares and to authorize a class of preferred stock consisting of 9,500,000 shares with the rights and preferences described on Attachment A (the “Company Preferred Stock”), and (ii) issue 10,000,000 shares of Company Common Stock and 9,500,000 shares of Company Preferred Stock to LY Holdings as contemplated in this Agreement;
     D. The Board of Directors of the Company and the Managers of LY Holdings have determined that the Securities Exchange is fair to, and in the best interests of, their respective companies and their respective equity holders;
     E. LY Holdings and certain other parties are contributing property to the Company in a unified exchange for Company Securities pursuant to a Master Transaction Agreement dated as of February 12, 2010 (the “Master Transaction Agreement”).
     F. LY Holdings, the Company and each other party joined or joining in the Master Transaction Agreement intend that the transactions contemplated by the Master Transaction Agreement constitute a single tax-free exchange of property for stock of the Company under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE SECURITIES EXCHANGE
     1.1 Exchange of Lightyear Equity.
(a)	Subject to and upon the terms and conditions of this Agreement, the Company agrees to issue to LY Holdings 10,000,000 shares of Company Common Stock and 9,500,000 shares of yet to be authorized Company Preferred Stock (with the rights and preferences described on Attachment A) in exchange for the Lightyear Equity (the “Transaction”). LY Holdings shall be issued 10,000,000 shares of Company Common Stock at the Closing. As soon as possible after the Closing, and not more than 45 day after the appropriate notice and information statement has been given to the Company shareholders (i) the Company shall amend its Articles of Incorporation to increase its authorized shares from 20,000,000 to 70,000,000 shares and to authorize a class of preferred stock with the rights and preferences of the Company Preferred Stock and as otherwise set forth in the Restated Articles (as defined below), and (ii) the Company shall issue 9,500,000 shares of Company Preferred Stock to Lightyear.
(b)	In the event that less than 3,242,533 shares of Company Common Stock have been issued to certain holders of the convertible promissory notes (the “Notes”) made by LY Holdings (the “Holders”) in exchange for such Notes on or before June 30, 2010, pursuant to the Share Contribution Agreements entered into by and among such Holders and the Company, the Company agrees to issue to LY Holdings an additional number of shares of Company Common Stock equal to the difference of (x) 3,242,533, and (y) the number of shares of Company Common Stock actually issued to the Holders pursuant to the Share Contribution Agreements.
     1.2 Share Exchange Procedure.
(a)	As of the date and time at which all necessary regulatory filings are so filed (the “Effective Time”) the Company shall deposit, or shall cause to be deposited, with an exchange agent selected by LY Holdings and reasonably satisfactory to the Company (the “Exchange Agent”), for exchange in accordance with this Article I, (i) certificates representing the number of the Company Securities issuable in the Transaction, to be issued in respect of all Lightyear Equity outstanding immediately prior to the Effective Time and which are to be exchanged pursuant to the Agreement
(b)	Promptly after the Effective Time, the Company shall cause the Exchange Agent to mail (or deliver at its principal office) to each holder of record of a certificate or certificates representing Lightyear Equity (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Lightyear Equity shall pass, only upon execution and delivery to the Exchange Agent of the certificates for Lightyear Equity to the Exchange Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to backup withholding, as the Company may reasonably specify, and (ii) instructions for use in effecting the surrender of the Lightyear Equity. Upon surrender of a Lightyear Equity to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive pursuant to the provisions of this Article I, that number of the Company Securities as determined in accordance with the Transaction and the Lightyear Equity so surrendered shall be assigned to the Company. In the event of any transfer of ownership of Lightyear Equity which has not been registered in the transfer records of Lightyear, certificates representing the proper number of Lightyear Equity, if any, will be issued to the transferee of the certificate representing the transferred Lightyear Equity presented to the Exchange Agent, accompanied by all documents required to evidence and effect the prior transfer thereof and to evidence that any applicable stock transfer taxes associated with such transfer were paid.
     1.3 Closing. The closing of the Securities Exchange (the “Closing”) shall take place on February 12, 2010 (the “Closing Date”).
     1.4 Tax Consequences. The parties acknowledge and agree that the Transaction is intended to constitute, along with the other exchange transactions referred to in the Master Transaction Agreement, a single tax-free exchange of property for Company Securities under Section 351 of the Code.
     1.5 Investment Representation. All Company Securities issued in accordance with the terms hereof shall, when issued, be restricted securities and may not be sold, transferred or otherwise disposed of by the holders thereof without registration under the Securities Act of 1933, as amended (the “Securities Act”) or an available exemption from registration under the Securities Act. The certificates or other documents representing the Company Securities issued in accordance with the terms hereof will contain the appropriate restrictive legends substantially as follows:
“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The shares have been acquired for investment and may not be sold or offered for sale in the absence of an effective Registration Statement for the shares under the Securities Act of 1933, as amended, or an opinion of counsel to the Corporation that such registration is not required.”
The Company Securities issued in the Exchange Transaction shall be limited by the shell company restrictions of Rule 144(i) of the Securities Act. By execution of this Agreement, each of the LY Holdings expressly represents and warrants to the Company and LY Holdings that it is an “accredited investor” (as defined under the Securities Act), and that:
          (a) LY Holdings has and shall transfer, good and marketable title to the Lightyear Equity, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (the “Liens”). LY Holdings acknowledges that it has obtained a release of the lien on the Lightyear assets from the security interest held by Lightyear’s noteholders.

          (b) LY Holdings is acquiring the Company Securities for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and it has no present intention of selling, granting any participation in, or otherwise distributing the same. LY Holdings further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Securities.
          (c) LY Holdings understands that Company Securities are not registered under the Securities Act, that the issuance of Company Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof or such other available exemptions under the Securities Act, and that the Company’s reliance on such exemption is predicated on LY Holdings’ representations set forth herein. LY Holdings represents and warrants that: (i) it is acquiring the Company Securities for investment purposes and not with a view to the subsequent sale or distribution thereof; (ii) it can bear the economic risk of its investment, and (ii) it possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in Company Securities.
          (d) LY Holdings acknowledges that neither the Securities and Exchange Commission (the “SEC”), nor the securities regulatory body of any state has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.
          (e) LY Holdings acknowledges that it have carefully reviewed such information as each of them deemed necessary to evaluate an investment in Company Securities. To the full satisfaction of LY Holdings, it has been furnished all materials that it has requested relating to Company and the issuance of Company Securities hereunder, and LY Holdings has been afforded the opportunity to ask questions of Company’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to LY Holdings. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which LY Holdings has relied in making an exchange of his Company Securities.
          (f) LY Holdings understands that Company Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an available exemption therefrom, and that in the absence of an effective registration statement covering Company Securities or any available exemption from registration under the Securities Act, the Company Securities may have to be held indefinitely.
          (g) The representations, warranties and agreements of LY Holdings contained in this Agreement shall survive the closing of the Transaction.
     1.6 Amendment of Company Articles of Incorporation. The Company and LY Holdings agree that, as soon as practicable after the Closing the Company’s Board of Directors shall cause the amendment of the Company’s Articles of Incorporation, as set forth in the Amended and Restated Articles of Incorporation attached as Attachment B (the “Restated Articles”) to be submitted to the Company’s shareholders for approval by written consent and the Company shall cause to be filed a definitive 14C Information Statement. The Restated Articles shall be filed with the Nevada Secretary of State not more than 25 days after the 14C Information Statement is mailed to the Company shareholders.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF LY HOLDINGS
     LY Holdings hereby represents and warrants to, and covenants with, the Company, as follows:
     2.1 Organization and Qualification.
          (a) Lightyear is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has the requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Lightyear to be conducted. Lightyear is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Lightyear to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightyear.
          (b) Lightyear is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lightyear.
          (c) LY Holdings is a limited liability company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has the requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by LY Holdings to be conducted.
          (d) LY Holdings is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LY Holdings.
     2.2 Subsidiaries. Lightyear has one subsidiary, Lightyear Alliance of Puerto Rico, LLC.

     2.3 Membership Interest. LY Holdings is the owner of 100% of the membership interests in Lightyear, representing all equity interests or rights to acquire equity interests in Lightyear, free and clear of any liens, security interests, encumbrances or claims. There are no outstanding subscription rights, warrants, options, conversion rights, or other rights or agreements of any kind whatsoever entitling any person to purchase or acquire any membership interest in Lightyear. LY Holdings has been the sole member and owner of Lightyear’s membership interest since the date of Lightyear’s formation. LY Holdings has delivered a true and correct copy of Lightyear’s operating agreement to the Company.
     2.4 Authority Relative to this Agreement. LY Holdings has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the Transaction. The execution and delivery of this Agreement and the consummation by LY Holdings of the Transaction have been duly and validly authorized by all necessary company action on the part of LY Holdings (including the approval by at least four Managers as required under Section 10.1(d)(3) of LY Holding’s Third Amended and Restated Operating Agreement), and no other company proceedings on the part of LY Holdings are necessary to authorize this Agreement or to consummate the Transaction. This Agreement has been duly and validly executed and delivered by LY Holdings and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of LY Holdings, enforceable against LY Holdings in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and public policy.
     2.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by LY Holdings does not, and the performance of this Agreement by LY Holdings shall not, (i) conflict with or violate LY Holdings’ or Lightyear’s articles of organization or operating agreement, (ii) conflict with or violate any Legal Requirements (as defined below), or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair LY Holdings’ or Lightyear’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of LY Holdings or Lightyear pursuant to, any Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on LY Holdings or Lightyear.
          (b) The execution and delivery of this Agreement by LY Holdings does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws (the “Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which LY Holdings or Lightyear is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LY Holdings or Lightyear, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.
     2.6 Compliance. To the knowledge of LY Holdings, Lightyear has complied with and is not in violation of any Legal Requirements with respect to the conduct of Lightyear’s business, or the ownership or operation of Lightyear’s business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Lightyear. To LY Holdings’ knowledge, the businesses and activities of Lightyear have not been and are not being conducted in violation of any Legal Requirements. Lightyear is not in default or violation of any term, condition or provision of any applicable organization document or Contracts. Except as set forth on Schedule 2.6, to LY Holdings’ knowledge no written notice of non-compliance with any Legal Requirements has been received by LY Holdings or Lightyear (and LY Holdings has no knowledge of any such notice delivered to any other Person). Except as set forth on Schedule 2.6, Lightyear is not in violation of any term of any contract or covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.
     2.7 Financial Statements.
          (a) LY Holdings has provided to the Company a correct and complete copy of the audited financial statements (including, in each case, any related notes thereto) of LY Holdings for the fiscal years ended December 31, 2007 and 2008, prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), were audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) by an independent accountant registered with PCAOB, and each fairly presents in all material respects the financial position of LY Holdings at the respective dates thereof and the results of its operations and cash flows for the periods indicated, and each does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) LY Holdings has provided to the Company a correct and complete copy of the unaudited financial statements (including, in each case, any related notes thereto) of LY Holdings for the nine-month period ending September 30, 2009, which complied as to form in all material respects with, and were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto), and such statements fairly present in all material respects the financial position of each at the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on LY Holdings.
          (c) The books of account and other financial records of LY Holdings have been maintained in accordance with good business practice.

     2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, Lightyear has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of LY Holdings, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheets of LY Holdings as of September 30, 2009 prepared in accordance with U.S. GAAP, which have been delivered to the Company, and (ii) such liabilities arising in the ordinary course of Lightyear’s business since September 30, 2009, none of which would have a Material Adverse Effect on Lightyear.
     2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or in the interim balance sheets of LY Holdings as of September 30, 2009 (including the notes thereto), since September 30, 2009, there has not been: (i) any Material Adverse Effect on Lightyear, (ii) any declaration, setting aside or payment of any distribution (whether in cash, stock or property) in respect of, any of Lightyear’s membership interest, or any purchase, redemption or other acquisition by Lightyear of any of LY Holdings’ membership interest or any other securities of Lightyear or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any granting by Lightyear of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Lightyear of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Lightyear of any increase in severance or termination pay or any entry by Lightyear into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving LY Holdings or Lightyear of the nature contemplated hereby, (iv) entry by Lightyear into any licensing or other agreement with regard to the acquisition or disposition of any intellectual property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by LY Holdings with respect to any Governmental Entity, (v) any material change by LY Holdings or Lightyear in its accounting methods, principles or practices, (vi) any change in the auditors of LY Holdings or Lightyear, (vii) any issuance of capital stock, options or warrants of Lightyear, or (vii) any revaluation by Lightyear of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Lightyear other than in the ordinary course of business.
     2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending, or to the knowledge of LY Holdings, threatened against Lightyear, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the Transaction or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Lightyear or have a Material Adverse Effect on the ability of the parties hereto to consummate the Transaction.

     2.11 Employee Benefit Plans.
          (a) Except as disclosed on Schedule 2.11, all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of LY Holdings or Lightyear, or any trade or business (whether or not incorporated) which is under common control with LY Holdings or Lightyear, with respect to which LY Holdings or Lightyear has liability (collectively, the “Plans”) has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of LY Holdings is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of LY Holdings, threatened by any governmental agency with respect to any Plans. Except as disclosed on Schedule 2.11, all contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued.
          (b) Except as disclosed on Schedule 2.11 hereto or set forth herein in Section 2.9, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any member, director or employee of LY Holdings or Lightyear under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
     2.12 Labor Matters. Neither LY Holdings nor Lightyear is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Lightyear nor does LY Holdings know of any activities or proceedings of any labor union to organize any such employees.
     2.13 Taxes.
          (a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.
          (b) Tax Returns and Audits.
          (c) Except as set forth in Schedule 2.13 hereto:
     (i) LY Holdings has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (the

“Returns”) required to be filed by LY Holdings with any Tax authority prior to the date hereof, except such Returns which are not material to LY Holdings. All such Returns are true, correct and complete in all material respects. LY Holdings has paid all Taxes shown to be due on such Returns.
     (ii) All Taxes that LY Holdings is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.
     (iii) LY Holdings has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against LY Holdings, nor has LY Holdings executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
     (iv) No audit or other examination of any Return of LY Holdings by any Tax authority is presently in progress, nor has LY Holdings been notified of any request for such an audit or other examination.
     (v) No adjustment relating to any Returns filed by LY Holdings has been proposed in writing, formally or informally, by any Tax authority to LY Holdings or any representative thereof.
     (vi) LY Holdings has no liability for any material unpaid Taxes which have not been accrued for or reserved on LY Holdings’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to LY Holdings, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of LY Holdings in the ordinary course of business, none of which is material to the business, results of operations or financial condition of LY Holdings.
     (vii) Lightyear is and has at all times since its organization been a disregarded entity for federal income tax purposes wholly-owned by LY Holdings
     2.14 Brokers; Third Party Expenses. Except as disclosed on Schedule 2.14, (i) LY Holdings has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby; and (ii) no shares of common stock, options, warrants or other securities of Lightyear are payable to any third party by LY Holdings or Lightyear as a result of the Transaction.
     2.15 Representations and Warranties Complete. The representations and warranties of LY Holdings included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to, and covenants with, LY Holdings, as follows:
     3.1 Organization and Qualification.
          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the articles of incorporation and bylaws of the Company, as amended and currently in effect, have been heretofore delivered to LY Holdings. The Company is not in violation of any of the provisions of the Company’s articles of incorporation or bylaws.
          (b) The Company’s true, complete and accurate Corporate Records, since the time of the Company’s organization have been heretofore delivered to LY Holdings.
          (c) The stock transfer and ownership records of the Company are being held by the Company’s transfer agent. Copies of the current stockholders list of the Company have been heretofore delivered to LY Holdings.
     3.2 Subsidiaries. The Company has no Subsidiaries.
     3.3 Capitalization.
          (a) The authorized capital stock of the Company shall consist of 20,000,000 shares of Company Common Stock. Immediately prior to the issuance of Company Common Stock in the Closing, (i) the Company will have 5,505,505 issued and outstanding shares of Company Common Stock, all of which are validly issued, fully paid and nonassessable; and (ii) no shares of the Company Common Stock will be reserved for issuance, including with respect to any options, warrants, convertible notes, debentures or other securities. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of the Company Common Stock have been issued and granted in compliance with (A) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (B) all requirements set forth in any applicable Contracts.

          (b) There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity (or other) security, call, right, commitment or agreement. Prior to the Closing and without solicitation or any underlying agreements or understandings with the Company, stockholders of the Company returned 895,000 shares to the treasury in private transactions.
          (c) There are no registration rights, rights of first refusal, anti-dilution rights and/or similar rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.
     3.4 Authority Relative to this Agreement. The Company has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Transaction). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Transaction) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and public policy.
     3.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not: (i) conflict with or violate the Company’s articles of incorporation or bylaws, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Company.
          (b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Company is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.
     3.6 Compliance. To the Company’s knowledge, the Company has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. To the Company’s knowledge, the businesses and activities of the Company have not been and are not being conducted in violation of any Legal Requirements. The Company is not in default or violation of any term, condition or provision of its articles of incorporation or bylaws. To the Company’s knowledge, no written notice of non-compliance with any Legal Requirements has been received by the Company.
     3.7 SEC Filings; Financial Statements; Bulletin Board.
          (a) The Company has made available to LY Holdings a correct and complete copy of each report, registration statement and definitive proxy statement filed by the Company with the SEC for the 36 months prior to the date of this Agreement (the “Company SEC Reports”), which, to the Company’s knowledge, are all the forms, reports and documents required to be filed by the Company with the SEC for the 36 months prior to the date of this Agreement. As of their respective dates, to the Company’s knowledge, the Company SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such the Company SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, the Company makes no representation or warranty whatsoever concerning the Company SEC Reports as of any time other than the time they were filed.
          (b) To the Company’s knowledge, each set of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on the Company taken as a whole.
          (c) The Company has previously furnished to LY Holdings a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.
          (d) The Company Stock is currently subject to quotation on the FINRA Over-the-Counter Bulletin Board (“OTC BB”) and has received no notice that such quotation will be discontinued.
          (e) The Company is in compliance with the reporting requirements under the Exchange Act.
     3.8 No Undisclosed Liabilities.
          (a) The Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except (i) liabilities provided for in or otherwise disclosed in the Company SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since December 31, 2009 in the ordinary course of business, none of which would have a Material Adverse Effect on the Company.
          (b) Except for this Agreement or as otherwise set forth on Schedule 3.8, the Company has no material liabilities or obligations.
     3.9 Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2009, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company, (vii) any issuance of capital stock of the Company, or (viii) any revaluation by the Company of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business.
     3.10 Litigation. Except as set forth in the Company SEC Reports, there are no claims, suits, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Transaction.
     3.11 Employee Benefit Plans. The Company does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.
     3.12 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees.
     3.13 Restrictions on Business Activities. To the Company’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on the Company.
     3.14 Title to Property. The Company does not own or lease any Real Property or Personal Property. There are no options or other contracts under which the Company has a right or obligation to acquire or lease any interest in Real Property.

     3.15 Taxes.
          (a) The Company has timely filed all Returns required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Returns.
          (b) The Company has no liability for any material unpaid Taxes and has net operating loss carry forwards available to offset future taxable income.
          (c) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transaction from qualifying as a tax-free exchange under Section 351(a) of the Code.
     3.16 Environmental Matters. To the Company’s knowledge it has complied with all applicable Environmental Laws. The Company does not own and has not owned any real properties subject to Environmental Laws and has not conducted operations subject to Environmental Laws.
     3.17 Brokers. Except as set forth on Schedule 3.17, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     3.18 Intellectual Property. The Company does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property.
     3.19 Agreements, Contracts and Commitments.
          (a) The agreements with Company’s transfer agent, and as set forth in the Company SEC Reports, to the Company’s knowledge, there are no contracts, agreements, leases, mortgages, indentures, note, bond, liens, license, permit, franchise, purchase orders, sales orders, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments, or other instrument or obligation (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected, which either (a) creates or imposes a liability greater than $5,000, or (b) may not be cancelled by the Company on less than 30 days’ or less prior notice (the “Company Contracts”).
          (b) Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all the Company Contracts (or written summaries in the case of oral the Company Contracts) and of all outstanding offers or proposals of the Company have been heretofore delivered to LY Holdings.
          (c) Neither the Company nor, to the knowledge of the Company, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each agreement, contract or commitment to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on the Company.
     3.20 Insurance. The Company does not maintain any insurance policies.
     3.21 Governmental Actions/Filings. The Company has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by the Company of its businesses (as presently conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to LY Holdings. Each such Governmental Action/Filing is in full force and effect and the Company is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or the ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings. To the Company’s knowledge, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.
     3.22 Interested Party Transactions. Except as set forth in the Company’s SEC Reports, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in the Company’s SEC Reports, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a material contractual relationship, or any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. To the Company’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such individual ownership of capital stock or other securities of the Company).
     3.23 Indebtedness; Company Assets. Except as set forth in the Company’s SEC Reports, the Company has no indebtedness for borrowed money. Any indebtedness for borrowed money shall be paid in full or otherwise satisfied prior to or at the Closing. Immediately prior to the Closing, the Company will have no assets.
     3.24 Exchange Act Reporting. The Company is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the shares of the

Company’s common stock have been duly and properly registered under Section 12(g) of the Exchange Act, and the Company is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on the Company.
     3.25 Board Approval. The Board of Directors of the Company (including any required committee or subgroup of the Board of Directors of the Company) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transaction and approved this Agreement and the transactions contemplated hereby, and (ii) determined that the Transaction are in the best interests of the stockholders of the Company.
     3.26 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Required Actions.
          (a) The Company’s current officers shall resign upon Closing and LY Holdings shall designate new officers. One member of the current board of directors shall resign upon Closing and LY Holdings shall designate a director to fill the vacancy. LY Holdings shall designate the Company’s new board members not more than 15 days after the filing of Form 14f-1 by the Company.
          (b) The parties acknowledge that LY Holdings has prepared and delivered to the Company a current report on Form 8-K announcing the Closing, which shall include all information required by such form, including without limitation the information required by Form 10 with respect to LY Holdings, the U.S. GAAP Financial Statements and the Company Pro Forma Financial Statements (as defined below) (“Transaction Form 8-K”), and that such Transaction Form 8-K was acceptable to the Company. The parties further acknowledge that LY Holdings has prepared a press release announcing the consummation of the Transaction (the “Press Release”). As soon as reasonably possible after the Closing, the Company shall file the Transaction Form 8-K with the SEC and distribute the Press Release.
          (c) LY Holdings shall deliver to the Company the audited financial statements of LY Holdings for the fiscal year ended December 31, 2007 and 2008, which financial statements shall comply in all material respects with the published rules and regulations of the SEC, shall be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved, were audited by an independent accountant registered with PCAOB (the “Accountant”), and such statements fairly present in all material respects the financial position of LY Holdings at the dates thereof and the results of its operations and cash flows for the periods indicated (collectively, the “U.S. GAAP Financial Statements”). As soon as practical following the date hereof, LY Holdings shall deliver to the Company the unaudited financial statements (including, in each case, any related notes thereto) of LY Holdings for the nine month period ended September 30, 2009, which financial statements shall comply in all material respects with the published rules and regulations of the SEC, shall be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto), and such statements fairly present in all material respects the financial position of each at the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on LY Holdings or Lightyear (“Interim Financial Statements”).
          (d) The annual financial statements included in the U.S. GAAP Financial Statements and the Interim Financial Statements shall have been audited and reviewed, respectively, by the Accountant, and LY Holdings shall provide the Company with its permission, and shall cause the Accountant to provide its permission, to include such financial statements in any SEC filings by the Company or LY Holdings in a timely manner.
          (e) The parties acknowledge that LY Holdings has delivered to the Company pro forma consolidated financial statements for Lightyear and the Company giving effect to the Transaction, for such periods as required by the SEC to be included in a Form 8-K or any other report or form required to be filed with the SEC at or after the Closing with respect to the Transaction, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements shall have been reviewed by, the Accountant and shall be in a format acceptable for inclusion on the Transaction 8-K.
          (f) As soon as practicable after the Closing, the Company, with the assistance of LY Holdings, shall prepare an information statement pursuant to Rule 14(c) promulgated under Section 14A of the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”) in connection with the matters addressed in the Restated Articles as contemplated by Section 4.1(g) (“Stockholder Matters”). LY Holdings shall reasonably cooperate with the Company and provide such information available to it as may be necessary or required, in the reasonable determination of counsel to the Company and LY Holdings, for the Company to prepare the Information Statement including, without limitation, the delivery of the U.S. GAAP Financial Statements (as defined below). As soon as practicable after the Closing, the Company shall obtain the written consent of such stockholders of the Company as necessary to approve the Stockholder Matters, such consent to be effective twenty (20) days following the filing of the definitive Information Statement with the SEC. Upon receipt of such written consent, the Company will file the Information Statement with the SEC and shall cause such Information Statement to become definitive and to be mailed to the holders of the Company’s securities entitled to vote at a meeting of stockholders. In the event the Information Statement is reviewed by the SEC, the Company shall respond promptly to any comments of the SEC or its staff with respect to the Information Statement and use its reasonable best efforts to have the Information Statement cleared by the SEC as soon as practicable after its filing.

          (g) Immediately following the effectiveness of the Information Statement, the Company will file the Restated Articles with the Nevada Secretary of State.
          .(h) Upon Closing, the Company agrees to negotiate in good faith to purchase the Letter Agreements from certain lenders pursuant to and in accordance with the terms of the First Modification to Letter Agreements, dated February 12, 2010.
          (i) The Company and LY Holdings shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Transaction and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transaction or any of the other transactions contemplated hereby. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and LY Holdings shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and LY Holdings shall act reasonably and as promptly as practicable.
     4.2 Required Information. In connection with the preparation of the Transaction Form 8-K, the Information Statement, and Press Release, and for such other reasonable purposes, the Company and LY Holdings each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of the Company and LY Holdings to any third party and/or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     4.3 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental

Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (ii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, LY Holdings and its managers and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transaction, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Transaction and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require LY Holdings or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.
     4.4 Nonpublic Information. Each party and its affiliates, advisors, legal counsel, accountants, consultants and other agents and representatives shall hold in confidence all nonpublic information confidential information furnished to it by the other party concerning its and its subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. For purposes hereof, the term “confidential information” does not include any information which at the time of disclosure to the receiving party was or thereafter became publicly available or a matter of public knowledge, without a breach of this Agreement by the receiving party, or was disclosed by the receiving party pursuant to a requirement of law, or in response to a court order, subpoena or governmental authority. If this Agreement is terminated, each party will deliver to the other party, documents, work papers and other material (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.
     4.5 Absence of Material Liabilities. The Company represents, acknowledges and agrees that it has, effective as of the Closing, no liabilities or obligations requiring the payment of monies, other than obligations under or with respect to: (i) any agreement with the Company’s transfer agent, (ii) the Company Contracts disclosed under Section 3.19 hereto, (iii) liabilities and obligations to be paid at or prior to the Closing, and (iv) accounts payable, accrued expenses and other liabilities of the Company with respect to the period prior to the Closing to be paid in full. Following the Closing, LY Holdings shall pay and satisfy the Company’s obligations under the agreement with the Company’s transfer agent, and the remaining Company Contracts (if any).
     4.6 Business Records. At the Closing, the Company shall cause to be delivered to the new Company executive officers designated by LY Holdings all records and documents relating to the Company, which the Company possesses, including, without limitation, books, records, tax returns, and other documents used in or associated with the Company (the “Business Records”).
     4.7 Delivery of Stock Records. Within five days after Closing, the Company shall deliver to LY Holdings a certified complete and current listing of the holders of all Company Common Stock from the Company’s transfer agent.
     4.8 Treatment as a Tax-Free Exchange. Neither LY Holdings nor the Company shall take any action that could reasonably be expected to cause the Securities Exchange to fail to qualify as a tax-free exchange of property for stock within the meaning of Section 351 of the Code.
     4.9 Opinion of Counsel. LY Holdings shall receive an opinion from legal counsel to the Company, dated the Closing Date, to the effect that:
(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and operate its properties and to conduct its business as currently conducted.
(b)	The Company has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by the Company.
(c)	This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.
(d)	The issuance of shares of the Company Securities to LY Holdings as consideration for the Securities Exchange pursuant to the terms of this Agreement has been duly authorized by all necessary corporate action on the part of the Company, and those shares, when issued in accordance with the terms of this Agreement on receipt of the stated consideration therefore, will be validly issued, fully paid and nonassessable.
(e)	Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby violate the Articles of Incorporation or the Bylaws of the Company or, to such counsel’s knowledge, constitute a violation of or a default under (except for any such violation or default as to which requisite waivers or consents either have been obtained by the Company prior to the Closing Date or have been waived by LY Holdings in writing) any material contract, agreement or instrument to which the Company is subject and which has been specifically identified to such counsel by the Company in connection with rendering such opinion.

(f)	Such counsel knows of no pending or threatened litigation that (i) questions the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement, at law or in equity, before or by any Governmental Entities or before any arbitrator or (ii) would, if adversely determined, have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.
(g)	As to any matter in such opinion which involves matters of fact or matters relating to laws other than the laws of the United States or the laws of the State of Nevada, such counsel may rely upon the certificates of officers and Directors of the Company and of public officials and opinions of local counsel, reasonably acceptable to LY Holdings.
(h)	The issuance of the shares of the Company Securities to the LY Holdings stockholders as consideration for the Securities Exchange is exempt from the registration requirements of the Securities Act.
ARTICLE V
SURVIVAL
     All representations and warranties contained in or made pursuant to this Agreement by any party hereto or contained in any Schedule hereto shall not survive the Closing, and no claims made by virtue of such representations and warranties shall be made or commenced by any party hereto from and after the Closing.
ARTICLE VI
GENERAL PROVISIONS
     6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
(a)	if to the Company, to: Libra Alliance Corporation 2157 Lincoln Street Salt Lake City, UT 84106 with a copy to: Cindy Shy, P.C. P.O. Box 380-236 Ivins, UT 84738 Phone: 435-674-1282 Fax 435-673-2127

(b)	if to LY Holdings, to:

LY Holdings, LLC
Attn: John Greive, General Counsel
1901 East Point Pkwy.
Louisville, Kentucky 40223

with a copy to:

Frost Brown Todd LLC
Attn: David Watson
400 W. Market Street, 32nd Floor
Louisville, Kentucky 40202
502.589.5400 (telephone)
502.581.1087 (telecopy)
     6.2 Interpretation.
          (a) When a reference is made in this Agreement to Attachments, such reference shall be to an Attachment to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.
          (b) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity (it being understood that neither of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (a) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (b) changes in general national or regional economic conditions, (c) changes affecting the industry generally in which Company or Lightyear operates), or (d) any SEC rulemaking requiring enhanced disclosure of transactions with a public shell.
          (c) For purposes of this Agreement, the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b)), and all requirements set forth in applicable contracts of the respective parties.
          (d) For purposes of this Agreement, the term “Subsidiary” shall mean any Person in which the Company or Lightyear or any subsidiary thereof directly or indirectly, owns beneficially securities or interests representing 50% or more of (x) the aggregate equity or profit interests, or (y) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise.
          (e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
          (f) For purposes of this Agreement, all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.
     6.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures by facsimile or in electronic form shall be treated the same as if such signatures were original signatures of the parties.
     6.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto and the Master Transaction Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between LY Holdings and the Company dated January 15, 2010 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).
     6.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     6.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     6.7 Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Nevada. Each of the parties hereto agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the United States District Court District of Nevada – Las Vegas,. Each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the United States District Court District of Nevada – Las Vegas and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it, in any such suit, action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.
     6.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     6.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 6.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
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     IN WITNESS WHEREOF, the parties hereto have caused this Securities Exchange Agreement to be executed as of the date first written above.

LY HOLDINGS, LLC

By : Title:	/s/ J. Sherman Henderson, III President

LIBRA ALLIANCE CORPORATION

By: Title:	April Erickson President